Exhibit 2






                        ASSET PURCHASE AND SALE AGREEMENT

     Agreement made this 28th day of May, 2004 by and between ePlus Technology, Inc., a Virginia corporation, with a principal place of business at 400 Herndon Parkway, Herndon, VA 20170 ("Buyer") and Manchester Technologies, Inc., a New York corporation, with a principal place of business at 160 Oser Avenue, Hauppauge, New York 11788 ("Seller"), on behalf of itself and all of its subsidiaries.

         RECITALS

          A. Seller is a reseller of computer information technology products and services.

          B. Seller desires to sell to Buyer and the Buyer desires to purchase from the Seller the Assets and the Business.

          C. For a period of three years from the Closing, the Seller shall cease to act directly or indirectly as a reseller of computer information technology products and services to domestic (USA) end users, as provided herein.

          D. Seller and Buyer are publicly traded companies and Seller and Buyer are in compliance with all applicable SEC and NASD rules and regulations.

          E. Capitalized terms used in this Agreement are defined in Section 1 hereof.


          1.   Definitions.

          1.1. "Ancillary  Documents":   The  Services  Agreement,   the  Escrow
               Agreement, the Sublease Agreements and/or Assignments and the Non-Solicitation Agreement.

          1.2. "Assets"(all of which are owned by Seller): all assets exclusively used in the Business, unless excluded herein, including but not limited to the customer lists, computer data files, personnel records regarding employees hired by Buyer, sales records, customer records, marketing materials, and web content including the domain name and address for Manchester Software (manchestersoftware.com), , and the "superstore" but not including e-manchester.com or mecnet.com, and the Contracts including but not limited to those set forth on Schedules 1.2 and 3.7, the rights to income from Qwest agreements scheduled on
               1.2.2 ($210,527), the rights to income from the Cisco agreements scheduled on 1.2.2 ($268,979), provided Buyer uses best efforts to comply with the contractual requirements of Cisco to obtain payment, and equipment set forth on Schedule 1.2 excluding items on Schedule 1.2.1; provided for the avoidance of doubt that the following are expressly excluded from such definition: all assets used in the Reserved Business Activities, cash, trademarks and other Proprietary Information not expressly included, securities held in any entity, accounts receivable invoiced as of the Closing or on open orders as scheduled provided the products shipped pursuant to such open orders are shipped on or before June 11, 2004, as such term is defined in Section 7.1 hereof, and corporate minute books and stock transfer records.

          1.3. "Business": the information technology hardware and software reseller and services operations, including e. Track Solutions (d.b.a. Manchester Software), carried on by the Seller to its information technology hardware products and services end user customers to the date of Closing. The Business includes information technology, product sale and services to domestic
               (USA) end users, which shall be defined to mean end users taking delivery of the product and/or services in the United States (including Territories) including any international organizations. The Business excludes sales of paper custom forms sold to end-users, product sales and services to resellers and product sales and services to non-domestic end users who accept delivery outside the United States, including non-domestic end users who accept delivery by a domestic export agent or freight forwarder. The Business includes the Doctor Notes and Quest and UNICEF Contracts.

          1.3.1. "Committed Inventory: The inventory scheduled on Schedule 1.3.1 shall be the Committed Inventory.

          1.4. "Contracts": The Agreements including all revenue-producing contracts in the Business and such other agreements related exclusively to the Business, excluding the Agreements relating to the Reserved Business Activities provided, however, that any Agreement (other than Doctor Notes, UNICEF and Quest) relating to both the Business and the Reserved Business Activity shall be shared, subject to the terms of any such Agreement

          1.5. "Excluded Liabilities": Except for Liabilities, all liabilities, obligations or commitments of Sellers for (i) any state, federal, sales, use, goods and services, excise or custom taxes, (ii) any claim with respect to any "employee benefit plan", as such term is used in section 3(3) of ERISA, and any bonus, incentive, or deferred compensation, severance, retention, change of control, or stock option plan, (iii) the termination of any employee benefits or employee benefit plan on or prior to the Closing and any liabilities arising from the termination of Seller's employees not hired by Purchaser subsequent to Closing, (iv) the termination of employment of any employee of the Seller on or prior to the Closing and any liabilities arising from the termination of Seller's employees not hired by Purchaser subsequent to Closing, (v) any legal, accounting, transactional, consultant, brokerage or other expense relating to the negotiation and consummation of the transactions contemplated by this Agreement by or on behalf of the Seller, (vi) any liability, obligation or commitment of any kind caused by or arising from the conduct or operation of the Business prior to the Closing.

          1.6. "Inventory": Means all goods identified on Schedule 1.6. Schedule 8.15(a) to be completed after Closing shall list all Inventory to be transferred to Buyer. Schedule 8.15(b) to be completed after the Closing shall list all Inventory to be retained by Seller. Such Schedules and total consideration shall be agreed upon after closing in accordance with Section 8.15.

          1.7. "Liabilities":  all  liabilities  of Seller  which are  listed on
               Schedule 1.7, liabilities to third parties under any other Contracts pursuant to Section 8.4 or to indemnify Seller pursuant to Section 8.4, the Seller's liabilities with respect to Hired Active Employees as provided in Section 8.1, the liabilities for such other Employees to the extent allocated to Buyer as provided for in Section 3.25, and, the Buyers' obligations pursuant to the Ancillary Documents and no others. Buyer assumes no liability of Seller not set forth herein.

          1.8. "Services Agreement": the Agreement in substantially the form attached hereto as Schedule 1.8.

          1.9. "Purchase Price": Five million two hundred six thousand, eight hundred fourteen dollars and eighteen cents ($5,206,814.18). , plus the value of Inventory to be Scheduled in 8.15(a), plus Purchase Price Adjustments as provided for in Section 2.5 below.. The net purchase price to be paid at closing is five million dollars ($5,000,000), (which is $5,206,814.18, adjusted pursuant to Paragraph 2.5), to be paid by wire transfer at closing.

          1.10.The "Sublease and Assignment Agreements" are the Agreements in substantially the form attached as Schedule 1.10.

          1.11."Seller Financial Statements": the financial statements provided pursuant to Sections 7.1.5 and 8.9 hereof.

          1.12.The  "Non   Solicitation   Agreements"   are  the  Agreements  in
               substantially the forms attached as Schedule 1.12.

          1.13 "Reserved Business Activities" shall mean the remaining post-closing business of the Seller, such as Electrograph Systems, and any business activity which is not expressly prohibited by this Agreement or the Ancillary Documents.

          2.   Transaction.

          2.1. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase or acquire from the Seller, all of the right, title and interest in and to the Assets, other than the Assets set forth in
               Schedule 1.2.1, free and clear of all liens and encumbrances.

          2.2. The Buyer shall assume and agree to pay, honor and discharge through performance when due the Liabilities.

          2.3. The Buyer shall not assume any of the Excluded Liabilities.

          2.4. Purchase Price. The purchase price shall equal (i) the Purchase Price by delivery of cash payable by wire transfer or, and (ii) assumption of the Liabilities. A portion of the purchase price shall be escrowed pursuant to the Escrow Agreement.

          2.5. Purchase Price Adjustments. The Purchase Price shall be subject to adjustment ("Purchase Price Adjustment") in accordance with this Section 2.5. Any and all Purchase Price Adjustments required to be made shall be payable by cash payments by Buyer to Seller or Seller to Buyer and otherwise in accordance with this Section
               2.5. All Purchase Price Adjustments shall be subject to the agreement of the Parties and shall be evidenced by Schedule 2.5.

          2.6. The Purchase Price shall be apportioned as in Schedule 2.6, to be agreed post-closing.

          3. Warranties and Representations of the Seller. The Seller warrants and represents to Buyer:

          3.1. Corporate. Seller is a duly organized and a validly existing New York corporation in good standing as to corporate status and tax requirements in every jurisdiction where its business so requires. Seller has obtained all necessary corporate, regulatory, and governmental approvals for the execution and performance of each of this Agreement and the Ancillary Documents, as applicable, and has full legal right and power so to do. Each of this Agreement and the Ancillary Documents has been duly executed and delivered by Seller and is valid and binding obligation, duly approved as necessary by law, enforceable in accordance with its terms. The execution and performance of each of this Agreement and the Ancillary Documents will not violate or constitute a default under any agreement, charter, by-law, court order, law, rule, regulation, judgment or injunction by which Seller is bound.

          3.2. Approval. No governmental approval or other consent or Seller shareholder approval is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

          3.3. Title. All the Assets are owned by Seller with good and marketable title, and are not subject to security interests, liens, encumbrances or claims by third parties.

          3.4. Litigation. Seller is not subject to or threatened by any defensive litigation, investigation, administrative procedure, arbitration or similar proceeding that (i) are not generally in the ordinary course of business, or if outside the ordinary course of business would not have or result in a material adverse effect to the Business or Assets (ii) questions the validity of, or the obligations of Seller under, this Agreement or any Ancillary Document, (iii) seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or any Ancillary Document, or (iv) would have or result, in any case or in the aggregate, in a material adverse effect to the Business or the Assets.

          3.5. Brokers. Seller has no agreement, written or oral, with any broker or finder requiring any payment in connection with this Agreement, except as disclosed on Schedule 3.5.

          3.6. Real Property. Schedule 3.6 includes a complete list of the real property leased by Seller ("Leased Real Property"). Seller has a valid leasehold interest in the Leased Real Property and such interest shall be in full force and effect at Closing. It is understood and agreed that Buyer has no obligations with respect to the Leased Real Property except as set forth in the Sublease and Assignment Agreements.

          3.7. Contracts:  Each of the Contracts described in Schedule 3.7 which schedule is a non exclusive schedule of Contracts, is, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies, (a) a valid and binding obligation of Seller and other party thereto, (b) is in full force and effect and enforceable against Seller and the other party to the Contract, and (c) there does not exist any violation, breach or default, or any event or condition that would constitute a violation or breach or a default under any such Contract by the Seller. Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of
               Seller. Schedule 3.7 lists the names of all parties, and with respect to each Contract attached, and to the extent evidenced by the attached, , the subject matter, the duration, whether the Contract is assignable or not, whether there are any notices that are required and whether they have or have not been given and any other information material to Buyer with respect to the Contracts. With respect to each Contract attached to Schedule 3.7, Seller is providing Buyer an original, or if after diligent search an original is not located, a certified copy, of the Contract and any and all necessary attachments and related documents. Seller warrants that the Contract is a true and complete copy and there are no side letters or other documents or oral agreements which modify the terms of the written documents provided and that no person is authorized to modify any contract up to the date of Closing. Contracts for which consent is required but not obtained shall be addressed in the Service Agreement. There shall be no adjustment of the Purchase Price by reason of the failure of any third party to withhold or condition consent to the assignment of any contract, including without limitation any lease to Leased Real Property. Seller covenants that Buyer will receive the amount set forth in Schedules 1.2.2, provided Buyer fulfills its obligations thereunder.

          3.8. Benefits. There are no plans of Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, collectively herein "the Benefits." Subject to Sectons 3.25 and 8.1, Buyer shall have no liability as to any of the Benefits, as limited in this Section 3.8, for the individuals listed on
               Schedule 3.21(c) unless specifically assumed on Schedule 3.8.

          3.9. Claims. There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the use or operation of the Leased Real Property. Seller has duly complied with and the Leased Real Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

          3.10.No Violation. Seller is not in violation with respect to the Assets of any law, order, ordinance, rule or regulation of any governmental authority.

          3.11.Compliance. The transaction contemplated herein complies with all applicable SEC, governmental, and NASD statutes, rules and regulations. Seller specifically represents that the approval of a majority of its shareholders is not required.

          3.12.Financial Statements.  The Seller Financial Statements comprising
               Schedule 3.12, defined in section 7.1.5 and those to be provided pursuant to Section 8.9, present fairly in all respects the financial position of Seller as of the dates indicated and the results of its operations and its cash flows for the periods then ended in accordance with GAAP, consistently applied. The Seller Financial Statements contain all adjustments necessary to present fairly the financial condition of Seller as of the respective dates indicated and the results of operations of Seller for the respective periods indicated, except for normal audit adjustments.

          3.13.Absence of Changes. Since the date of the last Balance Sheet provided by Seller to Buyer, (i) Seller has carried on its business only in the ordinary course consistent with past practice, (ii) there has been no material adverse change, and there has been no event or circumstance which is reasonably anticipated to result in a material adverse change, with respect to Seller, and (iii) Seller has not made any change in any method of accounting or accounting practice.

          3.14. Tax Matters.

                    (a) Seller has filed all tax returns that it was required to file prior to the Closing Date. All such tax returns were correct and complete in all respects. All taxes owed by Seller (whether or not shown on any tax return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

                    (b) Seller has withheld and paid all taxes  required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (c) Seller does not expect any authority to assess any additional taxes with respect to Seller for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any directors and officers (and employees responsible for tax matters) of Seller have knowledge.

                    (d) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                    (e) Seller has not filed a consent  under Code Sec.  341 (f)
               concerning collapsible corporations. Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897 (c) (2) during the applicable period specified in Code Sec. 897 (c) (1) (A) (ii). (A) Seller has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which is the Seller or (B) nor has Seller any liability for the taxes of any person (other than any of Seller and its Subsidiaries) under Treas. Reg. ss. 1.150206 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               3.15. Intellectual Property.

                    (a) Schedule 3.15(a) contains a list of all of Seller's Intellectual Property which is part of the Assets. All licenses included in Seller's Intellectual Property are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto and there have not been and there currently are not any defaults thereunder by any party. Neither Seller nor any of its predecessors or affiliates (or any goods or services sold by any of them) has violated, infringed upon, or unlawfully or wrongfully used the intellectual property of others and, to the knowledge of Seller, none of Seller's Intellectual Property or any related rights or any customer lists, supplier lists, or mailing lists, as used in Seller's business now or heretofore conducted by Seller, infringes upon or otherwise violates the rights of others, nor has any person asserted a claim of such infringement or misuse. Except as set forth on
               Schedule 3.15.b, Seller has taken all reasonable measures to enforce, maintain, and protect its interests and, to the extent applicable, the rights of third parties, in and to Sellers Intellectual Property. Seller has all right, title, and interest in the Intellectual Property identified on Schedule 3.15(a). The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of Seller or result in a Default under any Contract of Seller. Seller is not obligated nor has Seller incurred any liability to make any payments for royalties, fees, or otherwise to any person in connection with any of Seller's Intellectual Property.

                    (b) No  present or former  officer,  director,  partner,  or employee of Seller owns or has any proprietary, financial, or other interest, direct or indirect, in any of Seller's Intellectual Property. To Seller's reasonable knowledge, no officer or employee of Seller has entered into any Contract with a non-party to this Agreement that requires such officer or employee to assign any interest to inventions or other Intellectual Property or keep confidential any trade secrets, proprietary data, customer lists, or other business information or which restricts or prohibits such officer or employee from engaging in competitive activities with or the solicitation of customers from any competitor of Seller except as set forth in
               Schedule 3.15(b).

                    (c) Seller grants Buyer an unconditional, fully-paid, non-exclusive perpetual, royalty-free, transferable license to use all software owned by Seller to maintain the Business on or prior to Closing. Seller agrees to use its best efforts to transfer any third-party licenses used by it in the Business to Buyer. Best efforts shall not be construed to require Seller to incur any costs.

          3.16 Inventory. The Inventory and Committed Inventory of Seller consists of new manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured, and none of which is damaged, or defective.

          3.17.Computer Software and Databases.  Schedule 3.17(a) identifies all
               Computer Software and Databases owned, licensed, leased, internally developed, or otherwise used in connection with the Business ("Seller's Computer Software and Databases") which are to be purchased by Buyer. Seller has all Computer Software and Databases that are necessary to conduct Seller's business as presently conducted by Seller and all documentation relating to all such Computer Software and Databases. Schedule 3.17(b) identifies each Person to whom Seller, in the last two (2) years, has sold, licensed, leased, or otherwise transferred or granted any interest or rights to any of Seller's Computer Software and Databases and the date of each such sale, license, lease, or other transfer or grant.

          3.18 Insurance. All of the Assets and the operations of Seller of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by Seller in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations, and businesses, (ii) required by any Law applicable to Seller, or
               (iii) required by any Contract of Seller relating to Seller's business. Schedule 3.18 (to be provided post-closing) contains a complete and accurate list of all insurance policies held or owned by Seller and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder as of the date hereof. All such policies are in full force and effect and enforceable in accordance with their terms. Seller is not now in Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and has not failed to give any notice or present any claim thereunder in due and timely fashion. Seller has not been refused, or denied renewal of, any insurance coverage in connection with the ownership or use of the Assets or the operation of Seller's business. In addition to the deductibles set forth on Schedule 3.18, such Schedule discloses all risks that are self-insured by Seller that in the ordinary course of business would reasonably be insured by companies of similar size.

         3.19. Employees.

                    (a) As of the Schedule  date,  Schedule  3.19(a)  contains a complete and accurate list of the following information for each active full-time employee, independent contractor, consultant and agent of Seller, including each full-time employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; current compensation paid by type (i.e. salary, bonus, commission, overtime or other). Upon Buyer's request from and after the Closing, Seller will promptly supplement Schedule 3.19(a) by providing all information requested by Buyer within the possession and control of Seller pertaining to any such employee, subject only to legal limitations restricting disclosure;

                    (b) As of the Schedule  date,  Schedule  3.19(b)  states the number of full-time employees terminated by Seller and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this
               Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

                    (c) No officer is bound by any contract with any third party that purports to limit the ability of such officer (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller's reasonable knowledge no former or current employee of Seller is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller except to the extent Scheduled in Schedule 3.15(b).

               3.20 Labor Disputes; Compliance

                    (a) Seller has complied in all respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under federal, state and local law, the payment of social security and similar taxes and occupational safety and health. Buyer is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

                    (b) Except as disclosed on Schedule 3.20(b),  (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since May 26, 2004, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's knowledge, threatened against or affecting Seller any proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there is no charge of discrimination pending against or threatened against Seller with the Equal Employment Opportunity Commission or similar governmental body.

               3.21. Employees and Employee Benefits.

                    (a) For the  purpose  of this  Agreement,  the term  "Active
               Employees" shall mean all employees employed on the Closing Date by Seller for its business.

                    (b) For the purpose of this Agreement the term  "Independent
               Contractors" shall mean all individuals or business entities who are not employees and are performing services as sales representatives of Seller in connection with the Business on the Closing Date.

                    (c) Employment of Active Employees and Engagement of Independent Contractors by Buyer. (i) Buyer is not obligated to hire any Active Employee or to enter into an agreement with any Independent Contractor but may interview all Active Employees and Independent Contractors, except that, for the persons or entities on Schedules 3.21(c) and 3.21(c.2), Buyer will offer employment or engagement on the same or similar terms, provided, however, Buyer shall not offer employment or solicit the services of any person identified by Seller on Schedule 3.21(c.1).The employees or independent contractors to whom Buyer has offered employment or engagement and who have accepted such employment or engagement will be referred to as the Hired Active Employees and the Hired Independent Contractors respectively.. Subject to legal requirements, Buyer will have reasonable access to the personnel records (including performance appraisals, disciplinary actions and grievances of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible following the Closing Date. Access to Active Employees will be provided by Seller upon reasonable prior notice during normal business hours. Seller will terminate its employment of all of its Hired Active Employees and Hired Independent Contractors upon the effective date of such Hired Active Employee's or Hired Independent Contractor's employment or engagement by Buyer. (ii) Except insofar as Seller determines, in its sole discretion, that their employment is necessary under the Services Agreement, Seller shall not solicit the continued employment of any Active Employee whom Buyer indicates, pursuant to Schedules 3.21(c) and 3.21(c.2), as being the intended recipient of an offer of Employment, unless and until Buyer has previously informed Seller in writing that the particular Active Employee or Independent Contractor will not receive any employment offer from Buyer nor shall Seller solicit the employment or engagement of any Hired Active Employee or Hired Independent Contractors after the Closing unless and until such Hired Active Employee or Hired Independent Contractor has been discharged by Buyer. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment or engagement offers. (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or, except as set forth in Section 8.1, upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer to Active Employees or Independent Contractors is "at will" and may be terminated by Buyer or by an employee or independent contractor at any time for any reason (subject to any applicable legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees or Hired Independent Contractors after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such individuals. Schedule 3.21(c.2) consists of employees to whom Buyer is making employment/engagement offers, effective upon landlord consents and who will be retained by Seller until the time of such consents.

                    (d)  Salaries and  Benefits.  Except as set forth in Section
               8.1 (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation and sick pay ("PAL leave") earned prior to the Closing Date; (B) the payment to any Active Employees, of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) subject to the provisions of Section 3.25 any and all payments to employees required under the Worker Adjustment and Retraining Notification Act (the "WARN Act.") in respect of any "plant closing" or "mass layoff" affecting Seller's employees and occurring prior to the Closing Date. (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date. For purposes of the immediately preceding sentence, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

                    (e) Seller's Deferred Compensation, Retirement and/or Savings Plans. (i) All Hired Active Employees who are participants in Seller's deferred compensation and/or retirement plans sponsored and/or provided by Seller, hereinafter Seller's "Retirement Plans" shall retain their benefits to the extent theretofore vested under Seller's Retirement Plans as of the Closing Date, and Seller (or Seller's Retirement Plans) shall retain sole ability for the payment or transfer of such vested benefits as and when such Hired Active Employees become eligible therefor under such plans.

                    (f) Collective  Bargaining  Matters.  Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Subject to Section 3.25 and Section 8.1. Seller shall be solely liable for any severance payment required to be made to its employees. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

                    (g) General Employee Provisions.  (i) Seller and Buyer shall give any notices required by legal requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 3.21 as maybe necessary to carry out the arrangements described in this Section 3.21. (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 3.21. (iii) If any of the arrangements described in this Section 3.21 are determined by the IRS or other Governmental Body of competent jurisdiction to be prohibited bylaw, Seller and Buyer shall modify such arrangements to reflect as closely as possible their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
               (iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement. (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

                    (h) Seller will provide Buyer with  duplicate  copies of all personnel records with respect to Hired Active Employees and Hired Independent Contractors.

                    (i) Subsequent to Closing, Seller shall pay its employees, independent contractors, and former employees commissions due to them, subject to the same terms and conditions as the existing commission policies and/or agreements.

          3.22.Assistance in  Proceedings.  Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its Books and Records in connection with, any Proceeding involving or relating to (a) any contemplated transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

          3.23. Nonsolicitation and Nondisparagement.

                    (a) Restriction. For a period of three (3) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the computer IT services business as a domestic reseller to end users ("Competing Business"), provided, however, that Seller may engage in distribution of such products to other "resellers" (excepting any Independent Contractors) or non-domestic end users and may continue to engage in distribution and sales of display technology and such other products and services related to such business currently engaged in by Electrograph Systems, Inc., a wholly owned subsidiary of Seller, and any other business not expressly restricted hereby, and purchase or otherwise acquire up to (but not more than) five percent (5 %) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. For purposes hereof "non-domestic end-users" shall include end-users to whom Seller sells by delivery through domestic freight forwarders or domestic export agents.

                    (b) Nonsolicitation. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly: (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or (iii) knowingly hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

                    (c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents.

                    (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 3.24(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 3.24 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 3.24 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

                    (e) No restriction on Seller under this Section3.23 shall be operative with respect to Seller's disposition of inventory scheduled on Schedule 8.15(b).

                    3.24.Customer  and Other Business  Relationships.  After the
               Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, landlords, vendors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such Business and no other Person or entity. Neither Seller nor during the course of continued employment by Seller, any of its officers, shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business to be engaged in after the Closing by Buyer, including disparaging the name or business of Buyer.

                    3.25. WARN Act. Pursuant to Section 3.21 Buyer will notify Seller of the names of all Active Employees of Seller to whom Buyer intends to make an offer of employment. From and after the closing Buyer shall continue to notify Seller of the names of all Active Employees who continue to be employed by Seller after the Closing Date to whom Buyer has made an offer of employment. Seller agrees to bear all the responsibilities under the WARN Act, if any, including all notifications for any Active Employees subject to any pre-Closing "plant closing" or "mass layoff" within the meaning of the WARN Act. The parties agree to cooperate to minimize WARN Act liability and to share equally in any such liability as to Seller's Active employees, post-Closing, excepting therefrom liability as to Hired Active Employees, as to whom any WARN Act obligations shall be the sole responsibility of Buyer. For purposes hereof "WARN Act liability" shall include without limitation each of the following: (a) liability for continued compensation after notice of termination is given to any employee or the cost of a mutually agreeable negotiated severance payment which such employee agrees to accept in return for a release of claims pursuant to the WARN Act; and (b) the actual cost of retaining such employee through and including any such notice period required by the WARN Act. Seller's agreement to share the liability equally will not diminish the Buyer's liability to reimburse Seller for the cost of any such employee pursuant to the Services Agreement 4. Warranties and Representations of Buyer. Buyer warrants and represents to
               Seller:

                    4.1. Buyer is a duly organized and a validly existing Virginia corporation in good standing as to corporate status and tax requirements in every jurisdiction where its business so requires. Buyer has obtained all necessary corporate approvals for the execution and performance of each of this Agreement and the Ancillary Documents and has full legal right and power so to do. Each of this Agreement and the Ancillary Documents has been duly executed and delivered by Buyer and is its valid and binding obligation, enforceable in accordance with its terms. The execution and performance of each of this Agreement and the Ancillary Documents does not and will not violate or constitute a default under any agreement, charter, bylaw, court order, judgment or injunction to which Buyer is a party or by which it is bound.

                    4.2. Each of this  Agreement and the Ancillary  Documents is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

                    4.3.  Buyer has no written or oral agreement with any broker
               or  finder   requiring  any  payment  in  connection   with  this
               Agreement.

                    4.4. No governmental approval or other consent or Buyer shareholder approval or other corporate action is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

                    4.5 Buyer will satisfy the  Liabilities  in accordance  with the assumption of same hereunder.

                    4.6 Nondisparagement. After the Closing Date, Buyer will not disparage Seller or any of Seller's shareholders, directors, officers, employees or agents.

                    5. Intentionally Deleted.

               6. Buyer Confidentiality Obligation., Buyer and Seller agree to be bound by the terms and conditions of the Non-Disclosure Agreement dated February 27, 2004, with the following modification: for information conveyed from the Seller (Discloser) to the Buyer (Recipient), only information which satisfies both the requirements of being Confidential Information in the Non-Disclosure Agreement and is related to the Reserved Business Activities, shall be considered to be Confidential Information. Buyer may not publicly disclose the Seller's Financial Statements prior to Seller's own public disclosure except, and to the extent necessary, for regulatory filings.


                    7. Closing.

                    7.1. Buyer shall purchase and Seller shall sell all of Seller's right, title and interest in and to the Assets, subject to the Liabilities, at the offices of Kressel, Rothlein, Walsh & Roth, LLC, 684 Broadway, Massapequa, New York 11758 on May 28, 2004 (the "Closing"); provided, however, in no event shall Buyer assume any of the Excluded Liabilities. At the Closing, all transactions set forth below shall be effected. No transaction shall be deemed consummated unless all such transactions are consummated. It is a condition of the obligation of Buyer and Seller to consummate the Closing that the obligations of the other at Closing shall have been performed, unless waived. At
               Closing:

                         7.1.1. Buyer shall deliver to the Seller, and Seller shall deliver to Buyer, certificates that all warranties and representations herein are true and correct in all material respects at Closing.

                         7.1.2. Seller and Buyer shall each deliver to the other
                    certified copies of resolutions of its Board of Directors authorizing the execution and performance of this Agreement.

                         7.1.3. The Purchase Price as per Closing adjustments shall be paid by Buyer to Seller by wire transfer in accordance with Seller's instructions.

                         7.1.4. Seller shall have delivered to Buyer all other instruments and documents of transfer reasonably requested by Buyer to pass title and possession of the Assets.

                         7.1.5. Financial Statements. Seller shall have provided
                    financial statements ("Seller Financial Statements") which include 1) full carve-out financial statements (including balance sheets, statements of earnings, changes in shareholders' equity, cash flow, footnotes, and auditor's opinion) of the entity representing the Seller's assets, liabilities and business being sold or transferred herein, audited by Seller's independent accountants in accordance with GAAP and Regulation S-X as of July 31, 2003, 2002 and 2001 ("Audit Years"), and 2) quarterly unaudited financial statements (including balance sheets, statement of earnings, and cash flow) for each quarterly period through January 31, 2004.

                         7.1.6. The Ancillary Documents shall be executed.

                         7.1.7. A Bill of Sale and an Assignment executed and delivered by Seller to Buyer.

                         7.1.8. The Buyer and Seller shall each have received an
                    opinion of the other's respective counsel, substantially in the form of Schedule 7.1.8 or with such changes thereto as are reasonably satisfactory to the other.

               8. Post-Closing Matters.

               8.1. Effective June 1, 2004 at 12:01 AM, (and except for employees or independent contractors whose services Seller continues under the Services Agreement), Seller shall terminate the employment of each of the employees named on Schedules 3.21(c) and 3.21(c.2), and effective as of June 1, 2004 at 12:01 AM, the Buyer shall offer employment to each employee named on Schedules 3.21(c) and 3.21(c.2)
          (i) at a position comparable to such employee's position with Seller immediately prior to the Closing, (iii) in the same general vicinity of the facility at which such employee was employed by Seller, (iii) at wage or salary levels and bonus or other incentive compensation amount, as applicable, in compliance with Buyer's compensation Schedule with respect to similarly situated employees, and (iv) with its standard employee benefits at Closing, with length of service with Seller, up to the Closing, to be recognized by Buyer for purposes of Buyer's 401-K benefit plan (other than accrual of benefits) as service with Buyer. After the closing Buyer may supplement (without diminution) Schedule 3.21c. The employees named on Schedules 3.21(c) and 3.21(c.2) (including those on Schedules 3.21(c) and 3.21(c.2)as may be supplemented) who accept such offers of employment by the Buyer shall be referred to in this Agreement as the Hired Active Employees. The Buyer shall assume and be solely responsible for the liability, if any, under the WARN Act and continued health care coverage as described in Section 4980B of the Code (COBRA), incurred by the Seller in connection with the actual or constructive termination of employment with the Seller (including in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents) of any employee named on Schedule 3.21(c), and Schedule 3.21(c) as may be supplemented, and Schedule 3.21(c.2), inclusive. Subject to Section 3.25 the Seller shall remain solely responsible for any and all liabilities in respect of any Active
          Employees who do not become Hired Active Employees. Subject to the terms of the Services Agreement, Seller agrees to retain those employees set forth in Exhibit F of the Services Agreement and
          Schedule 1.10, for the benefit of Buyer. Buyer may, from time to time, add one or more employees to Schedules 3.21(c) and 3.21(c.2) or give notice that it does not intend to add employees to Schedules 3.21(c) and 3.21(c.2).

               8.2. The Buyer shall provide Hired Active Employees with coverage under any welfare and benefit plans, programs, policies or arrangements established by the Buyer provided that Seller shall remain solely responsible for any and all benefit liabilities to or in respect of Hired Active Employees or their beneficiaries or dependents relating to or in connection with any claims based upon an occurrence prior to the effective date of employment by Buyer for life, disability, accidental death or dismemberment, medical, dental, hospitalization, other health or other welfare or benefit plans or expense reimbursements. The Buyer shall waive any preexisting condition restrictions, as permitted by its insurance provider(s) and to the extent permitted by law for any Hired Active Employees and his or her dependents under the applicable benefit plan. From and after the Closing, the Seller shall remain solely responsible for any and all liabilities relating to or in connection with the requirements of COBRA to provide continuation of health care coverage under any plan in respect of (i) Active Employees who do not become Hired Active Employees and their covered dependents, and (ii) to the extent related to a qualifying event occurring before the effective date of employment by Buyer for Hired Active Employees and their covered dependents.

               8.3. To assure to Buyer the full benefit of conducting the Business from and after the Closing Date, Seller undertakes that they shall not disclose to another person or itself use for any purpose, and shall use all reasonable endeavors to prevent the publication or disclosure of, information concerning the Business or affairs of the clients or customers of the Business, of which it has knowledge except for disclosure (i) required by law or applicable regulation or (ii) on a confidential basis to its professional advisers or (iii) of information that has come into the public domain through no breach of this Agreement.

               8.4.  Notwithstanding anything to the contrary in this Agreement:
          This Agreement shall not constitute an agreement to transfer, convey or assign any Contracts if a transfer, conveyance or assignment, or an attempt to make a transfer, conveyance or assignment, without the consent of a third party (including any governmental authority) would constitute a breach or violation thereof or in any way materially affect the rights of the transferee, conveyee or assignee thereof until such consent is obtained; and if any such required consent is not obtained on or prior to the Closing and Buyer shall so request, the Seller shall use commercially reasonable efforts to obtain such consent thereafter, and the Seller and the Buyer shall cooperate with each other to effect any reasonable arrangement designed to provide to the Buyer the benefit of, and to permit it to assume the liabilities and. obligations under, any such Contracts. To the extent any Contract is assigned, Buyer assumes the obligations of its performance from and after the effective date of its assignment. In the event any Contract cannot be assigned to Buyer, Seller shall allow Buyer to obtain the benefit of the Contract in Seller's name and each shall serve as the others' agents for such purpose; provided that Buyer shall indemnify, defend and hold Seller harmless from and against any and all claim, demand, action, damage, loss, cost, interest, liability, fee or expense, including without limitation attorney's fees, which the Seller may suffer or incur in connection therewith.

               8.5. From the date of Closing until the third annual anniversary thereof, neither Seller nor its subsidiaries or affiliates shall directly or indirectly resell information technology hardware or software products or provide associated services relating thereto to domestic end users or the Independent Contractors, nor shall Seller receive an agent fee from a reseller of information technology hardware or software products for the sale by such agent of any information technology hardware or software products or services, unless said referral was made prior to closing and payment as a result of said referral occurs within 120 days of Closing, nor shall they enter into any agreement designed to subvert the spirit of this paragraph. Nothing herein shall limit or prohibit the right of Seller, an affiliate or subsidiary to engage in sale or distribution of such products and/or services to non-domestic end users (as defined in Section 3.23) or resellers (domestic and non-domestic) or to continue to engage in sale and distribution of display technology or related products and services or to engage in any other business activity not expressly prohibited hereby.

               8.6. On and after the date of Closing, the Seller shall afford promptly to the Buyer and its representatives access to its books and records, employees and auditors to the extent necessary or useful for the Buyer in connection with any third party audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business and the Assets. Any such access by the Buyer shall (i) be upon reasonable notice and at reasonable times during the normal business hours of Seller, (ii) shall not unreasonably interfere with the conduct of the business of the Seller, (iii) be at the Buyer's expense and (iv) shall be subject to appropriate restrictions for classified or privileged information.

               8.7. Following the Closing, the parties shall at their own expense, execute and deliver, or cause to be executed and delivered, such additional reasonable instruments, documents, conveyances or assurances and take such other actions as may be reasonably necessary, or otherwise reasonably requested by the other party, to render effective the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or otherwise carry out the intent and purposes of this Agreement and the Ancillary Documents.

               8.8. Seller and Buyer shall each promptly remit to the other any payments received from any Person which belongs to the other party. In the event both parties have an interest in the check, the payee may endorse and cash it, provided it promptly remits the amount due to the other party within 5 business days of clearance or availability of funds.

               8.9.   Seller  will  provide  Buyer  with   unaudited   financial
          statements, prepared in accordance with GAAP, for the quarter ending April 30, 2004 and from May 1, 2004 to Closing.

               8.10. Subsequent to closing:

                    All  rights,  title and  interest  in  pre-Closing  purchase orders that have not been filled and invoiced by Seller on or before June 11, 2004, shall be assigned to Buyer on June 12, 2004, and Buyer shall assume Seller's obligation to perform and/or fill such purchase order.


               8.11. The parties shall simultaneously announce this transaction. Each shall have the right to approve the other's text prior to issuance; the right to approval shall not be unreasonably withheld and in no event may either party restrict the other from complying with any applicable law or regulation.

               8.12.Seller will sign such documents as are needed to title all tangible and intangible assets in Buyer.

               8.13 Buyer and Seller each will forthwith use best efforts and submit necessary materials to obtain Landlord consent for the Subleases and Assignments. In no event shall Seller be obligated to pay any consideration to secure the Landlord consent. unless such consideration is provided for in and by the existing Lease. Upon obtaining such consents, respectively, Seller shall assign to Buyer all right, title and interest in and to the Assets scheduled on
          Schedule 1.2 regarding the locations to which those consents correspond. Until such time, Buyer shall have free use of the such Assets. Upon landlord consent, Buyer will pay Seller the security deposits for Boca Raton ($8,239.73) and Pittsford ($4,196.00).

               8.14 Seller shall afford full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to Buyer and its duly appointed representatives to all information concerning the Assets and personnel of Seller.

               8.15 On or before June 12, 2004 Buyer shall inspect all Seller's Inventory as scheduled on Schedule 1.6 and identify those items of Inventory to be purchased from Seller. The items to be purchased by Buyer shall be sold to Buyer at Seller's cost. The items and costs of such items to be sold to Buyer shall be scheduled on Schedule 8.15(a). The items to be retained by Seller shall be scheduled on Schedule 8.15(b)

               8.16 Without charge to Buyer, Seller will permit Buyer to use such personal property as existing in Seller's premises leased to Seller situated at the Columbia office from and after the closing until purchased by Buyer from Seller or removed by Seller. Until Seller's removal or Buyer's Purchase or such use by Buyer terminates, whichever is later, Buyer shall maintain such personal property in the same condition as presently existing, reasonable wear and tear excepted. Prior to December 1, 2004, Seller agrees not to remove such property unless and until Buyer has been offered an opportunity to purchase such items at the same price and on the same terms as offered to Seller by a third party. Buyer shall grant access to Seller on reasonable notice during usual business hours to permit inspection by Seller and/or third parties to whom Seller identifies as prospective purchasers of such property.

               8.17 Buyer shall purchase all the Committed Inventory remaining after June 11, 2004 in accordance with Schedule 2.5 (Item 3), and such other inventory as Buyer may elect to purchase pursuant to Schedule
          2.5 (Item 2).

               9. Remedies for Breaches of This Agreement

               (a) Survival of Representations and Warranties.

               All  of  the   representations  and  warranties  of  the  Parties
          contained in this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year.

               (b) Indemnification Provisions for Benefit of Buyer.

                    (i) In the event Seller  breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Buyer makes a written claim for indemnification against Seller within one year of expiration of such survival period, then Seller agrees, jointly and severally, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Seller until Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold at which point Seller will be obligated thereafter to indemnify Buyer from and against all such Adverse Consequences. The $50,000 aggregate threshold provided for herein shall not be applicable to the Purchase Price Adjustments, Post Closing Adjustments, Seller's obligations under Section 3.25, or under the Services Agreement.

                    (ii) Seller  agrees to indemnify  Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller which is not an assumed Liability including any liability of Seller that becomes a liability of Buyer under any bulk transfer law (other than bulk transfer sales taxes) of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law.

                    (c)  Indemnification Provisions for Benefit of Seller.

                    (i) In the event Buyer  breaches  (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Buyer until Seller has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold at which point Buyer will be obligated thereafter to indemnify Seller and against all such Adverse Consequences. The $50,000 aggregate threshold shall not be applicable to a breach of Sections 4.5, 3.25, or 8.1, the Purchase Price Adjustments, the Post Closing Adjustments, or under the Services Agreement.


                    (ii) Buyer agrees to  indemnify  Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller that becomes a liability of Buyer for any bulk transfer sales taxes of any jurisdiction, and any claim by the Landlord under any lease assigned to Buyer or by any Lessor under any sublease granted by Seller to Buyer, under any of the Ancillary Agreements and any claim by any Lessor under any lease agreement through which Buyer is granted a sublease in accordance with any of the Ancillary Agreements.

                    (d)  Matters Involving Third Parties.

                    (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this
               Section 9, then the Indemnified Party shall promptly notify the Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                    (ii) The  Indemnifying  Party  will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                    (iii) So long as the  Indemnifying  Party is conducting  the defense of the Third Party Claim in accordance with Section 8 (d)
               (ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                    (iv) In the event  any of the  conditions  in  Section 8 (d)
               (ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                    (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

                    (f) For  purposes  of this  Section  "Adverse  Consequences"
               shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

               10.  Intentionally Deleted.

               11.  General Provisions.

               11.1.Each party shall pay its own legal, accounting and other transaction related expenses.

               11.2. No waiver, amendment or termination shall be effective unless in writing signed by the party to be charged. No waiver in one instance shall constitute a waiver in any other. All notices shall be in writing and delivered in hand or sent by registered or certified mail, return receipt requested, or by overnight Federal Express at the addresses set forth above to the attention of the persons signing this Agreement below.

               11.3. This Agreement shall be governed under the laws of New York without regard to application of conflict of laws principles and any disputes arising hereunder shall exclusively be adjudicated in state or federal courts of New York or Virginia. Each party hereto consents to the jurisdiction of such courts.

               11.4. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral and written communications, proposals and agreements in such regard. Except as expressly set forth herein, there are no representations or warranties given by either party to the other. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               11.5. Headings are for convenience and are not admissible as to construction.

               11.6. This Agreement shall bind upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided no party may assign this Agreement or delegate any obligations hereunder without the prior written consent of the other party except that Buyer may assign its rights and obligations to any affiliated entity established by Buyer in order to effect the within transactions.

               11.7. Each of the parties hereto acknowledges that there may be no adequate remedy at law for the failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages. Accordingly, each of the parties hereto agrees that its agreement contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

               11.8. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

               11.9. This Agreement, including the Schedules hereto, and the Ancillary Documents constitute the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements or understandings relating to the subject matter hereof.


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first set forth above.

         MANCHESTER TECHNOLOGIES

         By:   /s/ Seth Collins

         Name:  Seth Collins

         Title: Vice President


         ePLUS TECHNOLOGY, INC.

         By:    /s/ Kleyton L. Parkhurst

         Name:  Kleyton L. Parkhurst

         Title: Senior Vice President, Assistant
                Secretary and Treasurer